Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2020 First Quarter Results

  Sales were $495 million
  Operating profit was $75 million, or 15 percent of sales
  EBITDA was $101 million, or 20 percent of sales
  GAAP diluted EPS was $0.89

WESTLAKE, Ohio--(BUSINESS WIRE)--February 19, 2020--Nordson Corporation (Nasdaq: NDSN) today reported results for the first quarter of fiscal year 2020. For the quarter ended January 31, 2020, sales were $495 million, a 1 percent decrease compared to the prior year’s first quarter sales of $498 million. This change in first quarter 2020 sales included a decrease in organic volume of less than 1 percent, growth from the first year effect of acquisitions of less than 1 percent, and a decrease related to the unfavorable effect of currency translation as compared to the prior year’s first quarter of approximately 1 percent.

In the first quarter of fiscal year 2020, reported operating profit was $75 million, net income was $52 million, and GAAP diluted earnings per share were $0.89, inclusive of $0.04 per share charge related to restructuring and a $0.04 per share benefit related to discrete tax items. Prior year first quarter sales, operating profit, net income and GAAP diluted earnings per share were $498 million, $84 million, $49 million and $0.83, respectively. A reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share and calculations for EBITDA and free cash flow before dividends are included in the attached financial exhibits.

First Quarter Segment Results

Adhesive Dispensing Systems sales decreased 2 percent compared to the prior year’s first quarter, inclusive of a decrease in organic volume of 1 percent and a decrease of 1 percent related to the unfavorable effects of currency translation as compared to the prior year. Reported operating margin in the segment was 23 percent in the quarter.

Advanced Technology Systems sales decreased approximately 1 percent compared to the prior year’s first quarter, inclusive of a decrease in organic volume of 2 percent, an increase of 1 percent related to the first year effect of acquisitions, and a decrease of less than 1 percent related to the unfavorable effects of currency translation as compared to the prior year. The first quarter’s acquisitive growth includes the fiscal 2019 acquisition of Optical Control GmbH. Reported operating margin in the segment was 14 percent in the quarter, or 15 percent when excluding approximately $3 million of restructuring charges.

Industrial Coating Systems sales increased 9 percent compared to the prior year’s first quarter, inclusive of organic volume growth of 9 percent and a decrease of less than 1 percent related to the unfavorable effect of currency translation as compared to the prior year. Reported operating margin in the segment was 14 percent in the quarter.

Detailed results by operating segment and geography are included in the attached financial exhibits.

Commenting on the company’s fiscal first quarter 2020 results, Sundaram Nagarajan, Nordson President and Chief Executive Officer, said, “Our first quarter performance for both sales and operating margin was in line with expectations and reflects our normal seasonality. Our spending is generally consistent throughout the year due to our direct sales model and strong customer focus, resulting in lower operating margin in our first fiscal quarter.”

Backlog

Backlog for the quarter ended January 31, 2020 was approximately $430 million, a decrease of 1 percent compared to the same period a year ago. Impact from the fiscal 2019 acquisition of Optical Control GmbH was not significant. Backlog amounts are calculated at January 31, 2020 exchange rates.

Commenting on the company’s fiscal 2020 outlook, Nagarajan said, “We remain on track with fiscal 2020 guidance, where we expect organic sales growth in the range of 1 to 3 percent compared to fiscal 2019. With our typical seasonality, we expect our second half of the fiscal year to drive this growth.”

Nordson management will provide additional commentary on these results and outlook during a conference call Thursday, February 20, 2020 at 8:30 a.m. eastern time which can be accessed at https://investors.nordson.com. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Lara Mahoney, Vice President, Investor Relations and Corporate Communications at (440) 414-5639 or lara.mahoney@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FIRST QUARTER PERIOD
Period Ended January 31, 2020
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	First Quarter
	2020	2019

Sales	$494,916	$497,910
Cost of sales	231,722	228,934
Selling & administrative expenses	188,101	184,695

Operating profit	75,093	84,281

Interest expense - net	(9,152)	(12,049)
Other expense - net	(2,846)	(4,189)

Income before income taxes	63,095	68,043
Income taxes	11,091	19,476

Net Income	$52,004	$48,567

Return on sales	11%	10%
Return on average shareholders' equity	13%	14%

Average common shares outstanding (000's)	57,668	57,702
Average common shares and
common share equivalents (000's)	58,524	58,372

Per share:

Basic earnings	$.90	$.84
Diluted earnings	$.89	$.83

Dividends paid	$.38	$.35

Total dividends	$21,915	$20,210

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

CONSOLIDATED BALANCE SHEET
	January 31	October 31
	2020	2019

Cash and cash equivalents	$115,097	$151,164
Receivables - net	471,626	530,765
Inventories - net	294,768	283,399
Other current assets	48,833	45,867
Total current assets	930,324	1,011,195

Property, plant & equipment - net	400,636	398,895
Other assets	2,219,907	2,106,357
	$3,550,867	$3,516,447

Notes payable and debt due within one year	$43,598	$168,738
Accounts payable and accrued liabilities	299,723	308,888
Total current liabilities	343,321	477,626

Long-term debt	1,074,314	1,075,404
Other liabilities	498,958	382,372
Total shareholders' equity	1,634,274	1,581,045
	$3,550,867	$3,516,447

Other information:

Employees	7,606	7,579

Common shares outstanding (000's)	57,847	57,600

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

FIRST QUARTER PERIOD
Period Ended January 31, 2020
(Unaudited)

	First Quarter		% Growth over 2019
SALES BY BUSINESS SEGMENT	2020	2019	Volume	Currency	Total

Adhesive dispensing systems	$207,225	$211,517	-1.1%	-0.9%	-2.0%
Advanced technology systems	231,117	234,458	-1.1%	-0.3%	-1.4%
Industrial coating systems	56,574	51,935	9.2%	-0.3%	8.9%

Total sales by business segment	$494,916	$497,910	0.0%	-0.6%	-0.6%

	First Quarter
OPERATING PROFIT BY BUSINESS SEGMENT	2020	2019

Adhesive dispensing systems	$48,618	$47,892
Advanced technology systems	32,287	40,785
Industrial coating systems	7,786	7,516
Corporate	(13,598)	(11,912)

Total operating profit by business segment	$75,093	$84,281

	First Quarter		% Growth over 2019
SALES BY GEOGRAPHIC REGION	2020	2019	Volume	Currency	Total

United States	$188,500	$170,350	10.7%	-	10.7%
Americas	31,083	32,437	-3.9%	-0.3%	-4.2%
Europe	126,391	132,675	-2.8%	-1.9%	-4.7%
Japan	27,552	29,047	-6.5%	1.4%	-5.1%
Asia Pacific	121,390	133,401	-8.5%	-0.5%	-9.0%

Total Sales by Geographic Region	$494,916	$497,910	0.0%	-0.6%	-0.6%

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands except for per-share amounts)

FIRST QUARTER ENDED
Period Ended January 31, 2020
(Unaudited)

EBITDA	First Quarter
	2020	2019

Net income	$52,004	$48,567
Adjustments:
Depreciation and amortization expense	28,618	27,748
Interest expense - net	9,152	12,049
Income taxes	11,091	19,476
EBITDA	$100,865	$107,840

EBITDA per diluted share	$1.72	$1.85

EBITDA and EBITDA per diluted share are non-GAAP financial measures used by management to evaluate the Company's ongoing operations. Therefore, the Company believes these financial measures provide useful information to investors. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA per diluted share is defined as EBITDA divided by the Company's diluted weighted average shares outstanding.

	First Quarter
	2020	2019

Diluted EPS as reported (U.S. GAAP)	$0.89	$0.83

Severance and restructuring	0.04	0.02
U.S. Tax Reform discrete item	-	0.08
Other discrete tax items	(0.04)	(0.02)

Diluted EPS as adjusted (Non-GAAP)	$0.89	$0.92

Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Amounts may not add due to rounding.

Free Cash Flow Before Dividends	First Quarter
	2020	2019

Net income	$52,004	$48,567
Depreciation and amortization	28,618	27,748
Other non-cash charges	7,167	6,340
Changes in operating assets and liabilities	28,486	(25,808)
Net cash provided by operating activities	116,275	56,847

Additions to property, plant and equipment	(13,880)	(14,121)
Proceeds from the sale of property, plant and equipment	65	260

Free cash flow before dividends	$102,460	$42,986

Free cash flow before dividends, a non-GAAP financial measure, is defined as net cash provided by operating activities less purchased property, plant and equipment and proceeds from the sale of property, plant and equipment. It is a financial measure used by management to assess its ability to generate cash in excess of its operating needs. Therefore, the Company believes this financial measure provides useful information to investors. Free cash flow before dividends is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our calculations of non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

Contacts

Nordson Corporation
Lara Mahoney
Vice President,
Investor Relations & Corporate Communications
440.414.5639
Lara.Mahoney@nordson.com